SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) February 26, 1997

                              STEVEN MADDEN, LTD.
             (Exact name of registrant as specified in its charter)

New York                  33-67162-NY              13-3588231

(State or other           (Commission              (IRS Employer
jurisdiction of           File Number)       Identification No.)
Formation)

52-16 Barnett Avenue, Long Island City, New York                   11104
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (718) 446-1800


          (Former name or former address, if changes since last report)

Item 5.           Other Events.

         The Registrant has been advised by BOCAP, Inc. ("BOCAP"), a company wholly-owned by Steven Madden, the Registrant's Chief Executive Officer and President, that a holder of a promissory note (the "Note") issued by BOCAP in December 1993 in connection with the purchase by BOCAP of shares of the Registrant's Common Stock (the "Shares") has demanded repayment of the Note and the registration and sale by BOCAP of the Shares with the proceeds of such sales to be applied against the Note.

         The holder of the Note has claimed that BOCAP is in default under the Note for failing to repay the outstanding principal amount and accrued interest by December 2, 1996. The holder of the Note has also claimed that the interest due and payable on the Note is to be calculated based upon a formula related to the performance of the Registrant's Common Stock pursuant to an amended and restated note agreement. Finally, the Noteholder has asserted that he may cause the Shares to be sold in order to satisfy the sums due to the Noteholder pursuant to the terms of a security and escrow agreement purportedly entered into by BOCAP on or about August 2, 1995.

         BOCAP has advised the Registrant that it disputes the Noteholder's claims and that the maturity date of the Note was extended by mutual agreement until December 2, 1999. BOCAP has also informed the Company that it disputes the enforceability of the security and escrow agreement.

         The Registrant does not believe that the outcome of any dispute between BOCAP and the holder of the Note will adversely effect the business of the Registrant.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

                                            STEVEN MADDEN, LTD.

                                            By:      /s/Arvind Dharia
                                                     ------------------------
                                                     Arvind Dharia
                                                     Chief Financial Officer

Dated:   March 18, 1997

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